Exhibit B

Transactions In Shares By Accounts Advised By Fairholme Capital Management, L.L.C.

Date	Action	Shares	Price
3/5/2025	SELL	41,100	$ 47.06
3/6/2025	SELL	51,900	$ 47.06
3/7/2025	SELL	95,700	$ 47.11